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        SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                        ________________

                          FORM 8-A/A-2


  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                                 SPRINT CORPORATION
     (Exact name of registrant as specified in its charter)


                    Kansas                        48-0457967
       (State of incorporation)           (I.R.S. Employer

Identification No.)


             P.O. Box 11315
          Kansas City, Missouri
64112
(Address of principal executive offices)        (Zip Code)


Securities to be registered pursuant to Section 12(b) of the
Act:


     Title of each class           Name of each exchange on
which
     to be so registered           each class is to be
registered


     Rights                            New York Stock
Exchange
                                          Pacific Stock
Exchange
                                          Chicago Stock
Exchange


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box.  [  ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the
Securities Act of 1933 pursuant to General Instruction
A.(c)(2),
please check the following box.  [  ]


Securities to be registered pursuant to Section 12(g) of the
Act:

                              None
                        (Title of Class)

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Item 1.  Description of Securities to be Registered.

     On August 8, 1989, the Board of Directors of Sprint
Corporation (formerly United Telecommunications, Inc.) (the
"Company") declared a dividend of one preferred stock
purchase
right (a "Right") for each outstanding share of common
stock, par
value $2.50 per share (the "Common Stock"), of the Company
and
ordered the redemption of the Company's existing rights
declared
as a dividend on August 12, 1986.  The dividend of the
Rights was
distributed on September 8, 1989 to stockholders of record
at the
close of business on such date. As a consequence of a 2 for
1
stock split in December, 1989, only one-half of a Right is attached to each share of Common Stock.

     Each Right entitles the registered holder thereof to purchase from the Company at any time following the Distribution
Date (as defined below) and prior to the occurrence of a Triggering Event (as defined below) a unit consisting of one one-hundredth of a share (a "Unit") of Preferred Stock - Fourth
Series, Junior Participating, of the Company (the "Preferred Stock"), at a purchase price of $235.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 8, 1989 (the "Rights Agreement") between the Company and UMB Bank, n.a. (formerly United Missouri Bank of Kansas City, N.A.), as Rights
Agent (the "Rights Agent"), as amended.

     A total of 2,500,000 shares (250,000,000 Units) of
Preferred
Stock has been authorized and reserved for issuance upon
exercise
of the Rights.  Each Unit of Preferred Stock will be
entitled to
cumulative quarterly dividends, senior to dividends on
Common
Stock, in an amount equal to the greater of (i) $.10 or (ii) twice the amount of the quarterly dividend paid on each share of
Common Stock.  Each Unit will have two votes and will be
entitled
to vote together with Common Stock on all matters submitted
to
stockholders. The Preferred Stock will vote with other outstanding series of serial preferred stock for additional directors if dividends are in arrears by a specified amount. The liquidation value for each Unit will be the greater of (i)
$1.00
or (ii) twice the amount distributed in respect of each share of
Common Stock.  The Preferred Stock will not be redeemable.

     The Rights are attached to all Common Stock certificates representing shares outstanding, and no separate Rights Certificates have been distributed. The Rights will separate from the Common Stock, and the Distribution Date will occur, upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the

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outstanding shares of Common Stock, except pursuant to a
Qualifying Offer, as defined below, and except as set forth below
(such date being referred to below as the "Stock Acquisition Date"), and (ii) ten business days (or such later date as the
Board of Directors shall determine) following the commencement of a tender or exchange offer that would result in a person or group of affiliated or associated persons beneficially owning 20% or more of such outstanding shares of Common Stock (or in the case of the FT/DT Parties, as defined below, individually or in the aggregate, shares in excess of the FT/DT Permitted Level, as defined below).

     On June 4, 1992, the Rights Agreement was amended and supplemented to provide that the acquisition of Common Stock by any person or group pursuant to an Agreement and Plan of Merger dated as of May 27, 1992, among the Company, FW Sub Inc., and
Centel Corporation would not result in such person being an Acquiring Person.

     A second amendment to the Rights Agreement, dated as of July
31, 1995, excludes from the definition of Acquiring Person the following:

          (i) (A) France Telecom ("FT"), Deutsche Telekom AG ("DT") or any Affiliate or Associate (each as defined in the
     Standstill Agreement among the Company, FT and DT dated as of July 31, 1995 (the "Standstill Agreement")) thereof, or
     (B) any Strategic Investor or Passive Financial
Institution
     (each as defined in the Standstill Agreement) which is deemed to be part of a "group" (within the meaning of the
     Securities Exchange Act of 1934, as amended) with FT,
DT or
     any of their Affiliates or Associates with respect to the
     Company solely by virtue of its investment in a Qualified
     Subsidiary (as defined in the Standstill Agreement) (collectively, the "FT/DT Parties"), unless the FT/DT Parties individually or in the aggregate become the beneficial owner of more than the sum of (x) the
Permitted
     Standstill Limit, and (y) 0.25% of the voting power represented by all voting securities then outstanding
(the
     maximum number of voting securities permitted pursuant to
     this clause (i) to be beneficially owned by the FT/DT Parties individually or in the aggregate without any such
     persons being Acquiring Persons is the "FT/DT Permitted
     Level"); and

          (ii) any person or group (other than any of the FT/DT
     Parties, individually or collectively) that becomes the beneficial owner of 20% or more of the outstanding shares of
     Common Stock solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase

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     of shares of Common Stock by the Company, unless and
until
     such person or group shall purchase or otherwise become the beneficial owner of additional shares of Common Stock constituting 0.25% or more of the shares of Common
Stock
     then outstanding other than pursuant to a Qualifying
Offer.

     The phrase "then outstanding," when used with reference to beneficial ownership of securities of the Company, is defined as the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which a person or group would be deemed to beneficially own under the Rights Agreement. The term "Permitted
Standstill Limit" is defined generally as the maximum number of voting securities permitted to be beneficially owned by FT, DT and their Affiliates and Associates, individually or in the aggregate, under certain sections of the Standstill Agreement.

     The second amendment to the Rights Agreement also amended the definition of Common Stock of the Company to include a new class of common stock (the "Class A Common Stock") proposed to be issued to FT and DT and their Qualified Subsidiaries.

     Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates,
(ii) new Common Stock certificates issued after September 8,
1989
will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

     The Rights are not exercisable until the Distribution
Date
and will expire at the close of business on September 8, 1999, unless earlier redeemed by the Company as described below.

     As soon as practicable after the Distribution Date, Rights
Certificates will be mailed to holders of record of the Common
Stock as of the close of business on the Distribution Date, and thereafter, the separate Rights Certificates alone will represent the Rights. Except in certain circumstances, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

     In the event that a person or group becomes the beneficial owner of 20% or more of the shares of Common Stock then

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outstanding (or in the case of the FT/DT Parties,
individually or
in the aggregate, shares in excess of the FT/DT Permitted Level), except pursuant to an offer for all outstanding shares of Common
Stock which a majority of the independent directors (excluding officers of the Company) determine, after receiving advice from one or more investment banking firms, to be fair to the stockholders and otherwise in the best interests of the Company and its stockholders (a "Qualifying Offer"), each holder of a
Right will thereafter have the right to receive, upon exercise,
Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. However, the Rights will not be exercisable following the occurrence of any such event until such time as the Rights are no longer redeemable by the
Company as set forth below. In addition, the second amendment to the Rights Agreement added a provision to the effect that the
Rights will not be exercisable if a person or group of persons inadvertently becomes the beneficial owner of 20% or more of the shares of Common Stock then outstanding (or in the case of the
FT/DT Parties, individually or in the aggregate, shares in excess of the FT/DT Permitted Level) and within 10 days after the date upon which the Company first becomes aware of such event, the
Board of Directors of the Company either (i) approves the beneficial ownership interest of such person or the FT/DT Parties or (ii) provides such person or the FT/DT Parties a 30 day period to divest sufficient securities to decrease beneficial ownership to less than 20% of the shares of Common Stock then outstanding
(or in the case of the FT/DT Parties, beneficial ownership of shares less than the FT/DT Permitted Level) and the divestiture shall have occurred by the end of such period. Notwithstanding any of the foregoing, following the occurrence of any such event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring
Person (or certain related parties) will be null and void.

     In the event that, at any time following the Stock Acquisition Date or the date of the first public announcement that a person or group has become the beneficial owner of 20% or more of the outstanding shares of the Company's Common Stock (or in the case of the FT/DT Parties, individually or in the aggregate, shares in excess of the FT/DT Permitted Level) pursuant to a Qualifying Offer, (i) the Company is acquired in a merger or other business combination transaction in which the
Company is not the surviving corporation (other than a merger which follows a Qualifying Offer and satisfies certain other requirements), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two

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times the exercise price of the Right.  The events set forth in
this paragraph and in the preceding paragraph are referred to as
"Triggering Events".

     The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred
Stock or securities convertible into Preferred Stock at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase
Price
will be required until cumulative adjustments amount to at least
1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

     At any time until ten business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash,
Common Stock or other consideration deemed appropriate by the
Board of Directors of the Company). Immediately upon the action of the Board of Directors ordering redemption of the Rights becoming effective, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

     Until a Right is exercised, the holder thereof will have no rights in his capacity as a holder of Rights, including, without limitation, the right to vote or to receive dividends.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights
Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors of the Company in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of
Rights (excluding the interests of any Acquiring Person or certain related persons), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no

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amendment to adjust the time period governing redemption
shall be
made at such time as the Rights are not redeemable.

     Each outstanding share of Common Stock on September 8,
1989
received one Right. As a result of the stock split referred to above, each outstanding share has one-half of a right attached.
As long as the Rights are attached to shares of Common
Stock, the
Company will issue one-half Right for each share of Common Stock and, if issued, each share of Class A Common Stock which becomes outstanding prior to the Distribution Date so that all such shares will have attached one-half of a Right.

     The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the
Rights Agreement (including as Exhibit B the Form of Rights Certificate), the amendments to the Rights Agreement, and the
Standstill Agreement, which are exhibits hereto and are incorporated herein by reference.

Item 2.  Exhibits.

     1      Form of Rights Certificate (filed as Exhibit B
to the
             Rights Agreement filed as Exhibit 2(b) to
Sprint
             Corporation Registration Statement on Form 8-A dated
             August 11, 1989 and incorporated herein by reference).

     2(a)  Articles of Incorporation of Sprint Corporation
             (formerly United Telecommunications, Inc.), as amended
             (filed as Exhibit 4 to Sprint Corporation
Current
             Report on Form 8-K dated March 9, 1993 and incorporated
             herein by reference).

     2(b) Rights Agreement dated as of August 8, 1989, between
             Sprint Corporation (formerly United
Telecommunications,
             Inc.) and UMB Bank, n.a. (formerly United
Missouri Bank
             of Kansas City, N.A.), and exhibits thereto
(filed as
             Exhibit 2(b) to Sprint Corporation Registration Statement on Form 8-A dated August 11, 1989 and incorporated herein by reference).

     2(c)  Amendment and Supplement dated June 4, 1992 to
Rights
             Agreement dated as of August 8, 1989 (filed as
Exhibit
             2(c) to Amendment No. 1 on Form 8 dated June 8,
1992 to
             Sprint Corporation Registration Statement on
Form 8-A
             dated August 11, 1989 and incorporated herein by
             reference).

     2(d)  Second Amendment to Rights Agreement dated as of
July
             31, 1995 between Sprint Corporation and UMB
Bank, n.a.

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     2(e)  Standstill Agreement dated as of July 31, 1995,
by and
             among Sprint Corporation, France Telecom and
Deutsche
             Telekom AG (filed as exhibit (10)(c) to Sprint
             Corporation Quarterly Report on Form 10-Q for the
             quarter ended June 30, 1995 and incorporated herein by
             reference).




                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date: October 20, 1995


                                                   SPRINT
CORPORATION


                                                    By   /s/
Michael T. Hyde
                                                    Name:
Michael T. Hyde
                                                    Title:
Assistant Secretary


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                          EXHIBIT INDEX


Exhibit
Number
Page


 1     Form of Rights Certificate (filed as Exhibit B to
        the Rights Agreement filed as Exhibit 2(b) to Sprint Corporation Registration Statement on Form
        8-A dated August 11, 1989 and incorporated herein by reference).

 2(a)  Articles of Incorporation of Sprint Corporation
        (formerly United Telecommunications, Inc.), as amended (filed as Exhibit 4 to Sprint Corporation
        Current Report on Form 8-K dated March 9, 1993 and incorporated herein by reference).

 2(b) Rights Agreement dated as of August 8, 1989, between Sprint Corporation (formerly United
        Telecommunications, Inc.) and UMB Bank, n.a.
        (formerly United Missouri Bank of Kansas City,
        N.A.), and exhibits thereto (filed as Exhibit 2(b) to Sprint Corporation Registration Statement on
        Form 8-A dated August 11, 1989 and incorporated herein by reference).

 2(c)  Amendment and Supplement dated June 4, 1992 to
        Rights Agreement dated as of August 8, 1989 (filed as Exhibit 2(c) to Amendment No. 1 on Form 8 dated
        June 8, 1992 to Sprint Corporation Registration
        Statement on Form 8-A dated August 11, 1989 and incorporated herein by reference).

 2(d)  Second Amendment to Rights Agreement dated as of
        July 31, 1995 between Sprint Corporation and UMB
        Bank, n.a.

 2(e) Standstill Agreement dated as of July 31, 1995, by and among Sprint Corporation, France Telecom and
        Deutsche Telekom AG (filed as exhibit (10)(c) to
        Sprint Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and incorporated herein by reference).

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